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FORM 3                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION                     OMB APPROVAL
                                                WASHINGTON, D.C. 20549                                 OMB NUMBER  3235-0104
                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              EXPIRES:SEPTEMBER 30, 1998
                                                                                                       ESTIMATED AVERAGE BURDEN
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  HOURS PER RESPONSE......0.5
                                     Section 17(a) of the Public Utility Holding Company Act
(Print or Type Responses)      of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person*   2. Date of Event                 4. Issuer Name AND Ticker or Trading Symbol
    LFSRI II Alternative                       Requiring Statement              The Fortress Group, Inc. (NASD: FRTG)
    Partnership L.P.                           (Month/Day/Year)
    ("Alternative")                             08/17/98
    LFSRI II - CADIM Alternative
    Partnership L.P. ("CADIM")

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    (Last)      (First)      (Middle)           3.  I.R.S.                     5.  Relationship of Reporting Person(s) to Issuer
    Thirty Rockefeller Plaza, 63rd Floor        Identification                               (Check all applicable)
    New York, New York 10020                    Number of Reporting
    -------------------------------------       Person, if an entity                  ______ Director        _______ 10% Owner
    (City)    (State)  (Zip)                    (voluntary)                           ______ Officer         ___X  __  Other

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                                                                                       (give title below)     (specify below)

   6.  If Amendment, Date of Original                                                     ______See (1) below.________
   (Month/Day/Year)


   7.    Individual or Joint/Group Filing
       (Check Applicable Line)
               Form filed by One Reporting Person
          X   Form filed by More than One Reporting Person


Table I -- Non-Derivative Securities Beneficially Owned
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1.   Title of Security                 2. Amount of Securities   3. Ownership        4.  Nature of Indirect Beneficial Ownership
        (Instr. 4)                        Beneficially Owned        Form:                (Instr. 5)
                                                                    Direct (D) or
                                          (Instr. 4)                Indirect (I)
                                                                    (Instr. 5)
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Common Stock                              898,845                    I                    See (1) below.
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                                                                                                                  (Over)
                                                                                                                  SEC 1473 (7/97)
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Reminder:  Report on a separate line for each class of  securities  beneficially owned  directly  or  indirectly.

*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v)


     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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FORM 3 (continued)         Table II -- Derivative Securities Beneficially Owned
                           (e.g., puts, calls, warrants, options, convertible
                           securities)
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----------------------------------- ---------------------- ----------------------------------------- ------------------------
1.Title of Derivative Security      2.Date Exercisable and  3.Title and Amount of Securities          4.Conversion or
   (Instr. 4)                         Expiration Date         Underlying Derivative Security            Exercise Price of
                                      (Month/Day/Year)        (Instr. 4)                                Derivative Security
                                   ------------------------------------------------------------------
                                   Date        Expiration                            Amount or
                                   Exercisable Date                 Title            Number of
                                                                                     Shares
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Class AA Convertible
Preferred Stock                     3/6/98      None               Common Stock       6,666,667           $6.00(2)
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Warrants                            9/30/99     9/30/04             Common Stock     1,000,000            $7.00
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                                                                                 6.  Nature of
                                          5. Ownership Form of                       Indirect
                                             Derivative Security:                    Beneficial
                                             Direct (D) or Indirect (I)              Ownership
                                             (Instr. 5)                              (Instr. 5)
--------------------------------------------------------------------------------------------------------------------------------
Class AA Convertible
Preferred Stock                                      I                 See (1) below.
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Warrants                                             I                 See (1) below


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Explanation of Responses:

(1) The interest in the Issuer is directly owned by Prometheus Homebuilders LLC ("Prometheus"). Prometheus has three managing members: LF Strategic Realty Investors II L.P. ("LFSRI II") is a 86.1592% managing member, Alternative is a 10.3806% managing member and CADIM is a 3.4602% managing member. As a consequence of the foregoing, LFSRI II, Alternative and CADIM each have an indirect interest in the Issuer.

(2) Subject to certain adjustments as set forth in the Class AA Convertible Preferred Stock Certificate of Designation.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note:  File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.


                                /s/ Murry N. Gunty                  8/27/98
                          -------------------------------       --------------
                           **Signature of Reporting Person          Date

                                 Murry N. Gunty
                                   Principal,
                  Lazard Freres Real Estate Investors L.L.C.,
        as general partner of LFSRI II Alternative Partnership L.P. and
                  LFSRI II-CADIM Alternative Partnership L.P.,
         as two managing members of Prometheus Homebuilders L.L.C.,


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 3 (ATTACHMENT)
REPORTING PERSONS: LFSRI II ALTERNATIVE PARTNERSHIP L.P. AND
                  LFSRI II-CADIM ALTERNATIVE PARTNERSHIP L.P.
ISSUER NAME:  THE FORTRESS GROUP, INC. (NASD: FRTG)
DATE OF EVENT REQUIRING STATEMENT:  AUGUST 17, 1998

ADDITIONAL REPORTING PERSONS:
Prometheus Homebuilders LLC
c/o LF Strategic Realty Investors II L.P.
Lazard Freres
Thirty Rockefeller Plaza, 63rd Floor
New York, New York 10020

LF Strategic Realty Investors II L.P.
Lazard Freres
Thirty Rockefeller Plaza, 63rd Floor
New York, New York 10020